EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements of Mercantile Bank Corporation on Form S-8 (Registration Nos. 333-52620, 333-91434, 333-99853 333-103242, 333-117763, 333-119767 and 333-138328) and Form S-3 (Registration Nos. 333-59154, 333-103376, 333- 108929, and 333-107814) of our reports dated February 20, 2007 relating to the 2006 consolidated financial statements of Mercantile Bank Corporation, and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports are included in the 2006 Annual Report on Form 10-K of Mercantile Bank Corporation for the year ended December 31, 2006.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Grand Rapids, Michigan
March 9, 2007